Exhibit 2.1

DATED THIS 2 DAY OF NOVEMBER 2005

BETWEEN

SUN BUSINESS NETWORK LTD.

AND

SUN NEW MEDIA INC.

AGREEMENT
relating to the sale and purchase
of certain magazine titles, marks and names
and subsidiaries

TABLE OF CONTENTS

Contents Page

THIS SALE AND PURCHASE AGREEMENT (this "Agreement") is made on the 2nd day of November 2005.

BETWEEN:

SUN BUSINESS NETWORK LTD., (Company registration number 199407135Z), a company incorporated in Singapore and having its registered office at 50 Raffles Place, #29-00, Singapore Land Tower, Singapore 048623 (the "Vendor");

AND:

SUN NEW MEDIA INC., a corporation incorporated in the State of Minnesota, United States of America and having its principal executive office at P.O. Box, 1142 South Diamond Bar Boulevard, Diamond Bar, CA 91765, California, United States of America (the "Purchaser").

WHEREAS:

(A) The Vendor is in the business of publishing magazines and other publications and is the sole and unencumbered legal and beneficial proprietor of the Specified Marks and the Materials (defined below), which are used by the Vendor and its subsidiar(ies) to conduct the Target Businesses.

(B) As at the date of this Agreement, the Vendor is also the legal and beneficial owner the Sale Shares (as defined below).

(C) The Purchaser is desirous of purchasing and the Vendor is desirous of selling the Specified Marks, the Materials, the Target Businesses and the Sale Shares on the terms and subject to the conditions set out in this Agreement.

IT IS HEREBY AGREED as follows:

1. INTERPRETATION

1.1 In this Agreement, unless the context otherwise requires, the following words and expressions shall have the following meanings:

"Accounts"

means, in relation to a Target Business, the audited accounts of that Target Business for the financial year ending 31 December 2006 as prepared by its auditors in accordance with US GAAP accounting principles, standards and practices generally accepted as at the relevant date in the United States and on a basis consistent with the audited accounts of that Target Business prepared in respect of the financial year ended 31 December 2004;

"Business Day"	means any day on which commercial banks are open for business in Singapore (other than Saturdays, Sundays and days which are gazetted in Singapore as public holidays);
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"Companies Act"	means the Companies Act (Chapter 50) of Singapore;
"Completion"

means completion of the sale and purchase of the Specified Marks, the Materials, the Target Business and the Sale Shares, and the issue and allotment of the Consideration Shares as specified in Clause 5;

"Completion Date"	means the date on which Completion takes place pursuant to Clause 5;
"Consideration Shares"	means 26,700,000 new restricted Purchaser Shares, representing 29.3% of the total issued capital of the Purchaser as enlarged by the issue of the 26,700,000 new Purchaser Shares;
"Damages"

means any and all losses, claims, causes of action, damages, and liabilities of any kind or nature whatsoever, including but not limited to, shortages, obligations, liabilities, payments, judgments, suits, litigation, proceedings, equitable relief granted, consents, agreed orders, settlements, awards, demands, offsets, defences, counterclaims, actions or proceedings, assessments, deficiencies, fines, penalties, assessments, costs, fees, disbursements, including without limitation, fees, disbursements and expenses of attorneys (including fees, disbursements and expenses of attorneys incurred in connection with the cost of defence of any claims or causes of action on an indemnity basis), accountants and other professional advisors and of expert witnesses and costs of investigation and preparation and costs of court of any kind or nature whatsoever, interest and penalties. Damages shall not include diminution in value, indirect, consequential, special or punitive damages, loss of profits or loss of reputational goodwill;

"Deed of Assignment"

means the deed assigning the Specified Marks and the Materials and all the Vendor's rights, title and interests in and to all licences obtained by the Vendor in relation to the Specified Marks and the Materials, in the form and on the terms set out in Schedule 2;

"Design"	means the overall design of the Specified Marks, including their titles, logos, cover designs, page designs, typography and the respective look and feel of their visual style;
"Encumbrances"

mean any claim, charge, mortgage, security, lien, option, pledge, assignment of receivables, debenture, equity, power of sale, hypothecation or other third party rights, right to acquire, retention of title, right of pre-emption, right of first refusal or security interest of any kind;

"Executive Employees"	means all Relevant Employees who are not Transferred Employees, and "Executive Employee" means any one of them;
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"Graphics"	mean any graphics, charts, diagrams, photographs and illustrations appearing in the Specified Marks;
"Guaranteed Profit"	has the meaning ascribed to it in Clause 6.4;
"Long-Stop Date"	means the date falling 6 months from the date of this Agreement;
"Materials"

means all archives provided by the Vendor to the Purchaser, together with all proprietary contents and syndication, licensing or sale rights (whether in Singapore or elsewhere in the world) relating to the Text, Graphics and Design of the Specified Marks collectively or any of them, as the context requires provided that in relation to the publication titled "China Business Post (Online Edition)", "Materials" shall mean only the syndication, licensing or sale rights relating to the Text, Graphics and Design of the Specified Marks in relation thereto;

"Parties"	shall collectively mean the Purchaser, the Vendor and their respective permitted assigns and successors, and "Party" shall mean any one of them;
"PAT"	means, in relation to a Target Business, the net profits after taxation generated from daily operation in the course of business of that Target Business as reflected in its respective Accounts;
"Profit Warranty Period"	has the meaning ascribed to it in Clause 6.4;
"Proprietary Information"

means all information belonging to a Party of a confidential nature obtained by the other Party as a result of entering into or performing this Agreement including, without limitation, all know-how and trade secrets of the each Party;

"Purchaser Excluded Information"	has the meaning ascribed to it in Clause 6.3;

"Purchaser Shares"	means ordinary common shares having a nominal value of US$0.01 each in the share capital of the Purchaser and "Purchaser Share" shall mean any one of such share;
"Registrable Securities"	means the Consideration Shares to be allotted and issued to the Vendor pursuant to Clause 3 and which are subject to the regulations of the Securities Act;
"Registration Expenses"

means all expenses incurred by the Company incompliance with Article 4.1.4, including without limitation all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses and the expense of any special audit incident to or required by any such registration;

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"Registration Statement"

means any registration statement of the Purchaser under the Securities Act that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the related prospectus, all amendments and supplements to such registration statement (including post-effective amendments), all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement;

"Relevant Employees"

means those employees of the Vendor and/or its subsidiaries who are immediately prior to Completion employed in connection with the production and publication of the titles set out in Part A of Schedule 1, and "Relevant Employee" means any one of them;

"Sale Shares"	means the entire issued and paid-up capital of the Target Companies;
"Securities Act"	means the Securities Act of 1933 of the United States, 15 U.S.C. s. 77a et seq.;
"Specified Marks"

means all the magazine titles, trade marks, copyrights and names relating to the titles set out in Part A of Schedule 1 or any derivatives or parts thereof or any words, logos or devices resembling the same including without limitation the specific rights and publications relating thereto; save that in relation to the title named "China Business Post (Online Edition)", "Specified Marks" shall mean all the Vendor's rights under the license to use, publish, display and sell the said titles and any derivatives or parts thereof or any words, logos or devices resembling the same;

"S$"	means the lawful currency of the Republic of Singapore;
"Target Businesses"

means the subscriptions for publication (and prepayments relating thereto), the Relevant Employees, the customer databases, certain assets used in connection with the production and publication of the titles set out in Part A of Schedule 1 and "Target Business " shall mean any one of them;

"Target Companies"	means the corporations set out in Part B of Schedule 1 and "Target Company" means any one of them;
"Tax Authority"

means any taxing or other authority, body or official competent to administer, impose or collect any and all forms of taxation and statutory, governmental, supra governmental, state, provincial, local government or municipal impositions, duties, contributions and levies (including withholdings and deductions), whether in Singapore, the United States of America or elsewhere in the world, whenever imposed and however arising and all penalties, fines, charges, costs and interest, together with the cost of removing any charge or other encumbrance relating thereto;

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"Text"	means the text of the editorial (i.e. non-advertising material) comprised in the Specified Marks;
"Transferred Employees"	has the meaning ascribed to it in Clause 8.1;
"US$"	means the lawful currency of the United States of America; and
"Warranties"	means the representations, warranties and undertakings of the respective Parties set out in Clause 6 and each shall be referred to as a "Warranty".

1.2 References to any statute shall be construed as references to such statute as amended or re-enacted or modified (whether before or after the date of this Agreement) from time to time.

1.3 References herein to Clauses, Schedules and Appendices are to clauses in and schedules and appendices to this Agreement.  The Schedules and Appendices form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement.

1.4 References herein to "subsidiaries" shall mean subsidiaries as defined in the Companies Act, and to "associated companies" shall be to companies who are associates of each other, where "associates" is as defined in the Companies Act.

1.5 The headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.6 Words importing the singular shall include the plural and vice versa, words importing a specific gender shall include the other genders (male, female or neuter); and "person" shall include an individual, corporation, company, partnership, firm, trustee, trust, executor, administrator or other legal personal representative, unincorporated association, joint venture, syndicate or other business enterprise, any governmental, administrative or regulatory authority or agency (notwithstanding that "person" may be sometimes used in this Agreement in conjunction with some of such words), and their respective successors, legal personal representatives and assigns, as the case may be, and pronouns shall have a similarly extended meaning.

1.7 Where an act is required to be done within a specified number of days after or from a specified date, the period is inclusive of and begins to run from the date so specified.

2A. SALE AND PURCHASE OF THE TARGET BUSINESSES

2A.1 Subject to the terms and conditions of this Agreement, the Vendor shall on Completion sell and transfer or procure the sale and transfer to the Purchaser, and the Purchaser shall on Completion purchase from the Vendor and its relevant subsidiar(ies), the Specified Marks, the Materials and the Target Businesses, free from any and all Encumbrances.

2A.2 The Parties agree that the operations of the Target Businesses relating to WINE & DINE (SINGAPORE EDITION) and WINE & DINE (SHANGHAI EDITION) sold to the Purchaser under this Agreement includes the publication of the said titles in South East Asia and the People's Republic of China only and nothing shall prevent the Vendor from publishing and/or operating these titles elsewhere.

2A.3 Neither the Purchaser nor the Vendor shall be obliged to complete the purchase of any of the Specified Marks, the Materials and the Target Businesses unless all the Specified Marks, the Materials and the Target Businesses are purchased by the Purchaser.

2B. SALE AND PURCHASE OF THE SALE SHARES

Subject to the terms and conditions of this Agreement, the Vendor shall on Completion sell to the Purchaser, and the Purchaser shall on Completion purchase from the Vendor, the Sale Shares, free from all Encumbrances and together with all rights, entitlements and benefits now and hereafter attaching thereto.

3. CONSIDERATION

3.1 Subject to any adjustments as set out in Clause 7, the consideration for the sale and purchase of the Specified Marks, the Materials, the Target Businesses and the Sale Shares shall be the sum of US$80,000,000, to be satisfied in full by the issue and allotment of the Consideration Shares by the Purchaser to the Vendor in accordance with Clause 3.2.

3.2 Subject to Clause 7, the Purchaser shall issue and allot Consideration Shares to the Vendor in the following manner:

3.2.1     5,340,000 Consideration Shares to be allotted and issued to the Vendor on the Completion Date ("First Tranche");

3.2.2     8,010,000 Consideration Shares to be allotted and issued to the Vendor within six months from the Completion Date ("Second Tranche"); and

3.2.3     13,350,000 Consideration Shares to be allotted and issued the Vendor within 30 calendar days from the date of the Accounts ("Final Tranche").

3.3 The Vendor understands that the Consideration Shares have not been registered under the Securities Act and are considered "restricted securities" as they are being issued pursuant to certain exemptions from the registration requirements of the Securities Act, and therefore such Consideration Shares may not be resold unless a subsequent disposition is registered under the Securities Act or is exempt from such registration. It is understood that the securities certificates evidencing the Consideration Shares will bear the following legend:

"THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISTRIBUTED DIRECTLY OR INDIRECTLY, IN THE UNITED STATES, ITS TERRITORIES, POSSESSIONS, OR AREAS SUBJECT TO ITS JURISDICTION, OR TO OR FOR THE ACCOUNT OR BENEFIT OF A "U.S. PERSON" AS THAT TERM IS DEFINED IN RULE 902 OR REGULATION S OF THE ACT, AT ANY TIME PRIOR TO ONE (1) YEAR AFTER THE ISSUANCE OF THIS

CERTIFICATE, EXCEPT (i) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER SUCH ACT, OR (ii) IN COMPLIANCE WITH AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT. ANY SALES, TRANSFERS OR DISTRIBUTIONS OF THE SECURITIES MUST BE MADE IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S OF THE ACT."

4. CONDITIONS PRECEDENT

4.1 Completion of the sale and purchase of the Specified Marks, the Materials, the Target Businesses and the Sale Shares is conditional upon fulfilment of the following conditions on or prior to Completion Date:-

4.1.1 the approval of the Vendor's shareholders being obtained at a general meeting of the Vendor for (i) the Vendor's entry into this Agreement; and (ii) the transactions contemplated under this Agreement. As the transactions contemplated by this Agreement constitute transactions between the Purchaser and a "related party", the Parties agree that the transaction is subject to the approval of a majority of the disinterested shareholders, ie the shareholders of the Purchaser other than Sun Media Invesment Holdings Limited. Sun Media Investment Holdings Limited will abstain from voting at the meeting;

4.1.2 the approval of the Purchaser's shareholders being obtained at a general meeting of the Purchaser for (i) the allotment and issue of the Consideration Shares; and (ii) the transactions contemplated under this Agreement;

4.1.3 the warranties and representations given by the Parties in Clause 6 remaining true and accurate in any respect at Completion, as if repeated at Completion, and at all times between the date of this Agreement and Completion;

4.1.4 the Parties having entered into a registration rights agreement whereby the Purchaser agrees it will file Registration Statements for each tranche of Consideration Shares immediately after the Completion, which Registration Statement shall provide for the right of resale of the Registrable Shares by the Vendor to the public in the United States in accordance with this Agreement;

4.1.5 the daily volume weighted average price of the Purchaser Shares for the three market days prior to Completion Date being not less than US$3.00 per Purchaser Share;

4.1.6 the receipt of an independent valuation of the Specified Marks, Materials and Target Business and Target Companies from a mutually acceptable internationally recognised certified business valuer confirming that the value of the assets being acquired under this Agreement by the Purchaser are not materially less than US$80 million;

4.1.7 the Vendor having provided audited financial statements in accordance with US GAAP prepared by the United States Stock Exchange Commission qualified auditors for the Specified Marks, the Materials, the Target Businesses and the Target Companies prior to Completion;

4.1.8 the independent financial adviser(s) to the Purchasers on the transactions recommending that shareholders of the Purchasers entitled to vote on the transactions vote in favour of the transactions at a special general meeting convened for such purpose;

4.1.9 satisfactory results of the due diligence review on the legal and financial aspects of the Specified Marks, Materials and Target Business and the Target Companies conducted by the Purchaser or its agents or representatives;

4.1.10 the Vendor having injected its global marketing network business (presently operating under its subsidiary ["Asia Media"]) into Sun Global Marketing Network Ltd ("SGMN"), a company to be incorporated in the Cayman Islands prior to Completion and Sun Global Marketing Network Ltd thereafter forming part of the Target Companies to be acquired by the Purchaser;

4.1.11 on Completion Date, the Purchaser shall have received opinions of the respective counsels to the Parties confirming that the terms of this Agreement do not conflict with any acts, rules or regulation in the United States or Singapore;

4.1.12 on Completion Date, the Vendor having provided a written undertaking to the Purchaser that the Vendor shall not mortgage, pledge, advance, transfer or loan the Consideration Shares to any party for a period of two years without obtaining the prior written consent from the Purchaser, such consent shall not be unreasonably withheld by the Purchaser in a reasonable period of time upon receipt of request from the Vendor for any mortgage, pledge, advance transfer or loan of the Consideration Shares; and

4.1.13 all other necessary consents, if any, being granted and not withdrawn or revoked by third parties (including without limitation, government bodies, stock exchanges and other relevant authorities having jurisdiction over the transactions contemplated under this Agreement) and if such consents are obtained subject to any conditions and where such conditions affect any of the parties, such conditions being acceptable to the party concerned and, if such conditions are required to be fulfilled before Completion, such conditions being fulfilled before Completion.

4.2 Other than the requirement of obtaining shareholders' approval under Clauses 4.1.1 and 4.1.2, and 4.1.8 the Purchaser may waive all or any of such conditions in Clause 4.1 at any time by notice in writing to the Vendor.

4.3 If the conditions set out in Clause 4.1 above shall not have been fulfilled on or before the Long-Stop Date (or such longer period as the Purchaser and the Vendor may from time to time mutually agree from the date of this Agreement) or waived by the Purchase in accordance with Clause 4.2, then save as expressly provided, this Agreement shall from such date ipso facto cease and determine and neither Party shall have any claim against the other for any costs, damages, compensation or otherwise save in respect of any antecedent breach of this Agreement.

5. COMPLETION

5.1 Completion of the sale and purchase of the Specified Marks, the Materials, the Target Businesses and the Sale Shares shall take place on the date falling ten (10) Business Days after the date on which the conditions set out in Clause 4.1 are fulfilled (or waived by the Purchaser, as the case may be)

at the offices of the Vendor, or at such other time and place as the Parties may agree in writing.

5.2 At Completion, the Vendor shall deliver or procure to be delivered to the Purchaser:

5.2.1 such of the assets relating to the Target Businesses that are capable of being transferred by delivery;

5.2.2 copies of the Materials (whether recorded on paper or such other physical medium enabling the Materials to be stored, retrieved, viewed or transmitted);

5.2.3 certified copies of a resolution of the Vendor's board of directors authorising (i) the sale and assignment of the Specified Marks, Target Businesses and the Sale Shares to the Purchaser; and (ii) the execution and completion of this Agreement, the Deed of Assignment and all other documents and agreements ancillary or pursuant thereto or in connection therewith, and the execution thereof under the common seal of the Vendor and/or evidence satisfactory to the Purchaser of the authority of any person signing on behalf of the Vendor;

5.2.4 duly executed transfers in favour of the Purchaser in respect of all the Sale Shares, together with the relative share certificates and all documents required to effect the stamping of the transfers (including such statutory declarations, letters, worksheets and valuations as the tax authorities may require);

5.2.5 if so requested by the Purchaser in writing, certified copies of the minutes of the general meeting of the Vendor showing the approval of the Vendor's shareholders as referred to in Clause 4.1.1;

5.2.6 an original counterpart of the Deed of Assignment duly executed by the Vendor;

5.2.7 Resignation of all current directors of the Target Companies and appointment of a new slate of directors as directed by the Purchaser; and

5.2.8 such waivers or consents as may be necessary to enable the Purchaser to be registered as holder of all of the Sale Shares.

5.3 At Completion and against compliance by the Vendor with Clause 5.2, the Purchaser shall deliver or cause to be delivered to the Vendor:-

5.3.1 certified true copies of a resolution of the Purchaser's board of directors authorising and approving (i) the acquisition of the Specified Marks and the Target Businesses; (ii) the acquisition of the Sale Shares and (iii) the execution and completion of this Agreement, the Deed of Assignment and of all other documents and agreements ancillary or pursuant thereto or in connection therewith, and the execution thereof under the common seal of the Purchaser and/or evidence satisfactory to the Vendor of the authority of any person signing on behalf of the Purchaser;

5.3.2 certified true copies of a resolution passed by the Purchaser's board of directors authorising and approving (i) the issue and allotment of the Consideration Shares to the Vendor or its nominees; (ii) the issue of new share certificates in respect of the Consideration Shares in favour of the Vendor or its nominees; and (iii) the appointment of one new director to the Board of Director of the Purchaser, the person nominated by the Vendor as notified to the Purchaser in writing each with effect from Completion Date;

5.3.3 the First Tranche of the Consideration Shares to be allotted and issued to the Purchaser pursuant to Clause 3.2.1, to the account of the Vendor provided in writing by the Vendor;

5.3.4 such waivers or consents as may be necessary to enable the Vendor or its nominees to be registered as holder of all of the Consideration Shares; and

5.3.5 an original counterpart of the Deed of Assignment duly executed by the Purchaser.

5.4 If any or all of the documents required to be delivered by any Party is not for any reason fully complied with in any respect at Completion, the Party not in default shall be entitled to (in addition and without prejudice to all other rights or remedies available to it, including the right to claim damages):-

5.4.1 rescind this Agreement; or

5.4.2 proceed with Completion so far as practicable (without prejudice to its rights to claim damages from the defaulting Party for its failure to comply with any of the conditions in Clause 5 or any of its rights under this Agreement); or

5.4.3 defer Completion to a date not more than twenty eight (28) days after the Completion Date, in which case the provisions of this Clause 5 shall apply to Completion as so deferred.

5.5 On and from Completion, the Vendor shall cease to use, and shall procure that none of its subsidiaries and associate companies are to use, the Specified Marks and/or the Materials in any way in relation to any magazines, publications, spin-off publications, goods, articles or business or otherwise. The Vendor further undertakes that on and from Completion, it shall, and it shall procure that its subsidiaries and associated companies shall, cease to engage in the Target Businesses, other than for purposes of conducting an orderly winding down of the same.

6. WARRANTIES

6.1 Each Party hereby represents and warrants to the other Party as at the date of this Agreement and on Completion Date that:-

6.1.1 it is duly incorporated and validly existing under the laws of the jurisdiction in which it is incorporated and has full power and authority, and has taken all action necessary to execute and deliver this Agreement and the Deed of Assignment, and to consummate the transactions contemplated thereby;

6.1.2 this Agreement, the Deed of Assignment and all such other agreements and obligations that may be entered into and undertaken by it in connection with the transactions contemplated hereby constitute valid and legally binding obligations upon it and enforceable against it in accordance with the respective terms of such agreements or obligations;

6.1.3 to the best of the knowledge, information and belief of each of the Vendor and the Purchaser, having made due and careful inquiries with regards to itself only:-

(a) no steps have been taken or are contemplated by it or any third party, and no circumstances exist, which may at any time hereafter lead to a result which causes any of the warranties and representations contained in Clauses 6.1.1 and 6.1.2 to be no longer true or accurate; and

(b) no event or circumstance analogous to any of those referred to in Clauses 6.1.3(a) has occurred, is subsisting or is being contemplated in any jurisdiction other than Singapore and the United States of America.

6.2 The Purchaser further represents, warrants and undertakes to the Vendor that:-

6.2.1 to the best of its knowledge, information and belief, the Purchaser has or will have complied with all securities laws (including, without limitation, the Securities Act) applicable to it;

6.2.2 the Consideration Shares, will, as and when they are allotted and issued, be free and clear of any security interests, liens, claims or other encumbrances, subject to restrictions upon transfer under the Securities Act and applicable laws of the United States; be duly and validly authorized and on the date of issuance will be duly and validly issued, fully paid and non-assessable; will not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of the Purchaser; and will not subject the holders thereof to personal liability by reason of being such holders.

6.2.3 it will on Completion and at all times thereafter, until the issue and allotment of the Final Tranche of Consideration Shares pursuant to Clause 3.2.3, be validly authorised to allot and issue the Consideration Shares;

6.2.4 the daily volume weighted average price of the Purchaser Shares for the three market days prior to the date of allotment and issue of each tranche of the Consideration Shares, will be not less than US$3.00 per Purchaser Share and if less than US$3.00, shall compensate the Vendor accordingly by mutual agreement between the Parties;

6.2.5 it will not at all times (whether before or after Completion), until the issue and allotment of the Final Tranche of Consideration Shares pursuant to Clause 3.2.3, without the prior written consent of the Vendor undertake any capital reduction, bonus issue, stock split or do anything to its share capital or reserve or allot any of its shares or other marketable securities or grant any further options, other than what is currently outstanding as of the date of this Agreement, over its shares or marketable securities or enter into any agreement or undertaking to do the same (otherwise than in accordance with this Agreement);

6.2.6 on the occurrence of any such event set out under Clause 6.2.5, the number of Consideration Shares remaining unissued shall be adjusted so that the rights and benefits to which the Vendor is entitled shall be retained; and

6.2.7 the Purchaser is a sophisticated buyer with respect to the purchase of the Sale Shares pursuant to this Agreement. The Purchaser acknowledges that the Vendor has not given the Purchaser any investment advice, credit information, or opinion on whether the purchase of the Sale Shares is a prudent investment.

6.3 The Purchaser acknowledges that:

6.3.1 the Vendor may have, and may come into possession of, information with respect to the Target Businesses and the Sale Shares that the Purchaser does not possess and that may be material in deciding whether to purchase the Business and the Sale Shares (the "Purchaser Excluded Information");

6.3.2 the Purchaser has made a decision to purchase the Target Businesses even though it does not possess the Purchaser Excluded Information; and

6.3.3 the Vendor shall have no liability to the Purchaser, and without prejudice to the Purchaser's ability to make any claim against the Vendor by reason of or in connection with any breach by the Vendor of the representations and warranties given hereunder by the Vendor, the Purchaser waives and releases any claims that it might have against the Vendor whether under applicable securities laws or otherwise, with respect to the Purchaser Excluded Information in connection with the transactions contemplated hereby.

6.4 Subject to Clause 6.8, the Vendor hereby undertakes to the Purchaser that the aggregate PAT of the Target Businesses (based on their Accounts) shall not be less than US$4,000,000 (the "Guaranteed Profit") for the financial year commencing 1 January 2006 and ending 31 December 2006 (the "Profit Warranty Period").

6.5 In the event the PAT in respect of the Profit Warranty Period is less than the Guaranteed Profit amount, the Vendor shall upon written demand by the Purchaser pay the amount (the "Compensation Amount") equal to the Shortfall Amount (being the difference between the Guaranteed Profit and the PAT for the Profit Warranty Period), payable entirely in the form of cash or Purchaser Shares, as the Purchaser may elect, at its sole discretion, and subject always to a maximum amount of US$4,000,000 (where the Compensation Amount is paid in cash) or 13,350,000 Purchaser Shares (where the Compensation is paid in Purchaser Shares).

6.6 In the event the Purchaser elects for the Compensation Amount to be paid in cash, the Vendor shall pay the Compensation Amount by way of telegraphic transfer to the bank account of the Purchaser (as notified by the Purchaser to the Vendor) or a cashier's order or banker's draft issued by a bank licensed in Singapore and made out in favour of the Purchaser, or such other method of payment as the Purchaser may indicate to the Vendor, in all cases within 30 Business Days of the date of the Accounts.

6.7 In the event the Purchaser elects for the Compensation Amount to be paid wholly in Purchaser Shares, the Consideration and the number of Consideration Shares to be issued shall be adjusted in accordance with Clause 7.2 below.

6.8 In connection with Clause 6.4 above, the Purchaser agrees and undertakes that upon the occurrence of an event of force majeure (hereinafter defined) during the Profit Warranty Period, such event to be notified in writing to the Purchaser by the Vendor within thirty (30) Business Days from such occurrence, the Profit Warranty Period affected by the occurrence of an event of force majeure shall be deferred to a period of evaluation to be mutually agreed between both Parties.

For the purposes of this Clause 6.8, "events of force majeure" shall be limited to natural disasters, outbreak of diseases, riot or war, developing, occurring, existing or coming into effect and which have an adverse impact on the businesses and/or financial performance of the Target Businesses.

6.9 In connection with Clause 6.4 and Clause 6.5 above, the Purchaser agrees to provide within 30 days from the end of each calendar month, detailed monthly management reports detailing the financial and operation performances of the Target Businesses and provide answers expediently to any query from the Vendor on such reports.

6.10 The Vendor undertakes to the Purchaser that:-

6.10.1 the online readership for China Business Post to be at least four (4) million by 31 December 2006;

6.10.2 it shall make available all contents or materials owned by the Vendor and its subsidiaries to the Purchaser at no cost for the Purchaser's online publishing operations;

6.10.3 it will procure that SGMN has an exclusive advertising right in all territories with China Business post (print edition) for a term of twenty (20) years beginning no later than the Completion Date with a right of first refusal to further renew the term for another twenty (20) years upon the expiry of the first mentioned twenty (20) year term;

6.10.4 it will not mortgage, pledge, advance, transfer or loan any of the Purchaser Shares to any party without obtaining prior written consent from the Purchaser subject to Clause 4.1.11, such consent not to be unreasonably withheld by the Purchaser and to be given in a reasonable period of time upon receipt of request from the Vendor for any mortgage, pledge, advance transfer or loan of the Consideration Shares;

6.10.5 the Vendor undertakes the average viewership and distribution circulation volume of China Business Post be not less than the issue for the week from 24 to 30 October2005 for a period of one year after Completion.

6.10.6 in the event that the Vendor undertakes a distribution of the Consideration Shares to its shareholders, the Vendor will procure its shareholders who hold 10% or more in the Vendor and all the directors who hold shares in the Vendor to enter into a pooling agreement with the substantial shareholders of the Purchaser on such terms and conditions to be mutually agreed between the respective substantial shareholders of the Parties. For the avoidance of doubt, any proposed distribution of Consideration Shares to the Vendor's shareholders shall be subject to the approval of its shareholders at general meeting and the receipt of all other necessary consents, and/or approvals by third parties (including without limitation, government bodies, stock exchanges and other relevant authorities having jurisdiction over such an exercise) having been obtained.

6.11 The Purchaser acknowledges to the Vendor that neither the Purchaser, its employees, contractors or agents shall be entitled to any indemnification by the Vendor in whatever form, and/or save harmless from and against any and all claims, damages, costs (including reasonable legal fees), liabilities and losses of any kind arising out of or relating to the publication, reproduction or distribution by the Purchaser of the Materials and the Specified Marks on and after Completion Date. This Clause 6.12 shall continue in full force and effect after termination of this Agreement.

6.12 Each Party acknowledges to the other that the sale and purchase of the Specified Marks, the Materials, the Target Businesses and the Sale Shares hereunder shall be on a "as is, where is" basis and all warranties on conditions whether express or implied, statutory or otherwise as to the state of the Specified Marks, the Materials, the Target Businesses and the Sale Shares are hereby excluded save for the Vendor's warranties as to title and freedom from Encumbrances as set out in this Agreement.

6.13 Each of the Vendor and the Purchaser further warrants and undertakes to each other (with the intent that the provisions of this Clause 6 shall continue to have full force and effect notwithstanding Completion) that all Warranties contained herein will be fulfilled down to and will be true and correct in all respects at Completion as if they had been entered into afresh at Completion.

6.14 The Warranties shall be separate and independent and save as expressly provided, shall not be limited by reference to any other Clause or anything in this Agreement. If any Warranty shall be held to be illegal or unenforceable, in whole or in part, by any relevant governing authority, such Warranty shall to that extent be deemed not to form part of the Warranties and shall not affect the legality or enforceability of the same, whether in whole or in part.

6.15 Each Party acknowledges that the other Party has entered into this Agreement in full reliance upon and on the basis of each of the Warranties contained herein.

6.16 If prior to Completion, any event shall occur which results or may result in any of the Warranties being unfulfilled, untrue or incorrect in any respect as at Completion, each of the Vendor and the Purchaser, upon becoming aware of the same, shall immediately notify the other Party in writing thereof prior to Completion and the Party giving such notice shall make all such investigations and do all such acts concerning the event or matter which the other Party may require.

6.17 Neither Party shall do, allow or procure any act or omission before Completion which would constitute a breach of any of the Warranties if they were given at Completion or which would make any of the Warranties inaccurate or misleading if they were so given; and

6.18 Each Party acknowledges to the other Party that it has not relied on or been induced by any other representations or warranties made by the other Party or any of its agents or representatives to enter into this Agreement save for the Warranties expressly set forth herein.

7. ADJUSTMENTS TO CONSIDERATION

7.1 In the event the aggregate PAT of the Target Businesses for the Profit Warranty Period exceeds the Guaranteed Profit amount for that period, the Consideration shall be increased by US$20.00 for every US$1.00 of PAT in excess of such Guaranteed Profit amount, to be satisfied by the issue and allotment of such number of new Purchaser Shares in addition to the Consideration Shares at an issue price of US$3.00 per Purchaser Share, subject to a maximum of 6,633,333 Purchaser Shares.

7.2 In the event the Vendor elects to pay the Compensation Amount pursuant to Clause 6.4 by in the form of Purchaser Shares, the Consideration shall be reduced by the Compensation Amount and the number of Consideration Shares to be issued and allotted to the Purchaser pursuant to Clause 3.2.3 shall be reduced using the formula set out below:

R = C x 20 / 3

Where:

R is the number of Consideration Shares to be reduced from the Final Tranche of Consideration Shares to be issued pursuant to Clause 3.2.3, rounded down to the nearest whole share, provided always that R does not exceed 13,350,000; and

C is the Compensation Amount.

8. EMPLOYEES

8.1 Subject to Completion, the transfer of the employment of the Relevant Employees who are protected under the Employment Act of Singapore (the "Transferred Employees") shall be governed by Section 18A of the Employment Act of Singapore and the Vendor and the Purchaser shall each comply with their respective obligations under the said Section 18A.

8.2 Prior to Completion:

8.2.1 The Vendor shall, or shall procure that its relevant subsidiar(ies) shall, by notice in writing terminate the employment of each of the Executive Employees, with effect from the close of business on the day before Completion, which termination shall be conditional upon Completion; and

8.2.2 the Purchaser shall make a written offer of employment to each Executive Employee, which offer shall be conditional upon Completion (such offer shall hereinafter be referred to as the "Purchaser's Offer").

Notice of termination and the Purchaser's Offer shall be delivered together by the Vendor and the Purchaser to each Executive Employee.

8.3 The Purchaser agrees with and undertakes to the Vendor that the Purchaser's Offer to each Executive Employee shall be made on terms and conditions that are no less favourable than the terms and conditions of employment extended by the Vendor to that Executive Employee. The Purchaser agrees that such employment with the Purchaser shall commence on Completion. Notwithstanding the foregoing, the Purchaser agrees with and undertakes to the Vendor that the terms of the Purchaser's Offer to each Executive Employee in relation to his or her seniority, service records, benefits, emoluments and entitlements (including accrued leave entitlements) shall be made on the basis that such Executive Employee had commenced employment with the Purchaser from the date of such Executive Employee's commencement of employment with the Vendor.

8.4 The Vendor shall perform and discharge, or shall procure that its relevant subsidiar(ies) perform and discharge (as the case may be), all their respective obligations in respect of all the Relevant Employees for its own account up to and including the day immediately preceding Completion. Without limitation to the foregoing, the Vendor shall pay, or shall procure that its relevant subsidiar(ies) shall pay (as the case may be), for all salaries, emoluments and all other amounts (including, without limitation, contributions payable to any provident fund or pension scheme) due or accruing in respect of the Relevant Employees up to the day immediately preceding the Completion Date.

8.5 Notwithstanding Section 18A of the Employment Act of Singapore, the Vendor shall fully indemnify, defend and hold harmless the Purchaser from and against any and all Losses incurred as a result of claims, actions or proceedings brought by any Relevant Employee or any regulatory authority against the Purchaser as a result of any act or omission of the Vendor on or prior to Completion.

9. WAIVER

Save as otherwise provided in this Agreement, no failure to exercise, nor any delay in exercising on the part of any of the Parties any right or remedy under this Agreement, shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.

10. INDEMNITIES

Each Party shall indemnify and hold the other Party and its directors, officers, employees, agents, successors and assigns (collectively, in such capacity as the parties to be indemnified under this Agreement, the "Indemnified Parties") harmless from and against any liability, claim, cost, loss, damage or expense (including, without limitation, reasonable legal fees and disbursements on a full indemnity basis), or judgments which they (or any of them) may incur or suffer as a result of the first mentioned Party's breach of any of its Warranties or its failure to duly and punctually perform any covenant, agreement or undertaking on its part under this Agreement.

11. SECRECY

11.1 The Vendor and the Purchaser shall keep, and shall ensure that their respective employees, agents and contractors shall keep, the Proprietary Information secret and confidential and will not use the same in any way or for any purpose other than as contemplated in this Agreement nor shall they divulge the same to any third party whatsoever other than as contemplated in the Agreement.

11.2 Either Party may disclose Proprietary Information if and to the extent required by law, order or court of the rules of any relevant regulatory authority or stock exchange and if and to the extent the information has come into the public domain through no fault of that Party.

11.3 Upon termination of this Agreement, each Party shall, within 5 Business Days of the other Party giving notice, return all copies of any documents containing Propriety Information of the requesting Party, erase or expunge all such Proprietary Information from its own records and shall certify compliance with this Clause to the requesting Party.

12. RESTRICTION ON ANNOUNCEMENTS

Save as may be required to be disclosed pursuant to any applicable requirement issued by any competent governmental or statutory authority or rules or regulations of any relevant regulatory body (including, without limitation, any relevant stock exchange), each party undertakes that prior to Completion it will not make any announcement in connection with this Agreement unless the other party shall have given its written consent to such announcement (which consent not to be unreasonably withheld).

13. CONTINUING EFFECT OF AGREEMENT

13.1 All provisions of this Agreement (including the Warranties), insofar as they have not been fully performed at Completion, shall not in any respect be extinguished or affected by Completion or by any other event or matter whatsoever and shall continue in full force and effect.

13.2 This Agreement shall be binding on and shall enure for the benefit of the Parties and their respective successors and assigns.  Any reference in this Agreement to any of the Parties shall be construed accordingly.

14. ENTIRE AGREEMENT

This Agreement and the documents referred to herein constitute the entire agreement and understanding of the Parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, correspondence or understanding, express or implied, oral or written.  The Parties agree that no modification, variation or amendment shall be made to this Agreement unless otherwise agreed to by the Parties in writing. For the avoidance of doubt, the Parties hereby acknowledge and agree that all previous sale and purchase agreements and any ancillary documents related thereto are terminated with effect from the date hereof.

15. TIME OF THE ESSENCE

Time shall be of the essence of this Agreement, both as regards the dates and periods mentioned and as regards any dates and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the Parties.

16. FURTHER ASSURANCE

Each Party shall at its cost execute and deliver all such instruments and other documents and take all such actions as the other Party may from time to time request in order to give full effect to the purposes of this Agreement.

17. PARTIAL INVALIDITY

If any term or provision in this Agreement shall be held to be illegal or unenforceable, in whole or in part, by any relevant governing authority such term or provision or part shall to that extent be deemed not to form part of this Agreement but the enforceability of the remainder of this Agreement shall not be affected.

18. COSTS AND STAMP DUTY

18.1 Subject to Clauses 18.2, 18.3, 18.4 and 18.5 each Party shall bear its own legal and other costs and expenses incurred in relation to or in connection with the negotiation, preparation and execution of this Agreement, the Deed of Assignment and the sale and purchase hereby agreed to be made.

18.2 The Vendor shall bear all stamp duty payable in connection with the issue and allotment of the Consideration Shares by the Purchaser to the Vendor.

18.3 The Purchaser shall bear all stamp duty payable in connection with the transfer of the Sale Shares by the Vendor to the Purchaser.

18.4 In connection with any registration pursuant to Section 4.1.4, the Vendor shall pay all registration, filing and NASD fees, all fees and expenses of complying with securities or "blue sky" laws; and any commissions, fees and disbursements of underwriters customarily paid by sellers of securities (based on offering proceeds to be received by it) and all fees and disbursements of counsel for the Purchaser, its independent public accountants and any expert retained by the Purchaser in connection with any such registration and premiums and other costs of policies of insurance against liabilities arising out of the public offering of the Registrable Securities. The Purchaser agrees to provide the Vendor with all projected legal and accounting fees in advance of commencing the registration process.

18.5 The Vendor and the Purchaser shall share equally all costs associated with obtaining an independent business valuation of the Specified Marks, Materials, Target Business and Target Companies being sold under this Agreement.

19. NOTICES

19.1 All notices, demands or other communications required or permitted to be given or made under or in connection with this Agreement shall be in writing and delivered personally or sent by prepaid registered post or by fax addressed to the intended recipient thereof at its address, or fax number, and marked for the attention of such person (if any), set out under its name (or to such other address or fax number as a Party may from time to time notify the other). Any such notice, demand or communication shall be deemed to have been duly served (if delivered personally) immediately or (if made by fax) upon receipt by the sender of the transmission report indicating that the notice or communication has been sent in full to the recipient's fax number or such other similar medium of receipt or (if sent by post) three (3) Business Days after posting and in proving the same it shall be sufficient to show that personal delivery was made or that the envelope containing the same was duly addressed, stamped and posted or that the transmission report indicates that the notice or communication has been sent in full to the recipient's fax number. A notice given in accordance with this Clause 19.1 but received on a non-Business Day or after business hours in the place of receipt will only be deemed to be duly served on the next Business Day in that place.

19.2 The address and facsimile number of each party for all notices under or in connection with this Agreement are:

The Vendor :	SUN BUSINESS NETWORK LTD.
Address :	371 Beach Road #03-18 Keypoint Singapore 199597
Fascimile No. :	+65 6292 1866
Attention :	Mr Ricky Ang Gee Hing

The Purchaser :	SUN NEW MEDIA INC.
Address :	22/f Sino Favour Centre No. 1 On Yip Street Chai Wan Hong Kong
Fascimile No. :	+852 2795 4964
Attention :	Dr Bruno Wu Zheng

or any other address or facsimile number notified by that Party for this purpose to the other Party by not less than 5 Business Days' notice.

20. RIGHTS OF THIRD PARTIES

Unless otherwise expressly provided herein, the Contracts (Rights of Third Parties) Act (Chapter 53B) of Singapore shall not apply to this Agreement and no person who is not a party hereto shall have or acquire any right to enforce any term pursuant to that Act.

21. GOVERNING LAW AND SUBMISSION TO JURISDICTION

21.1 This Agreement shall be governed by, and shall be construed in accordance with Singapore law.

20.2 Each Party hereto irrevocably agrees for the benefit of the other Party that the courts of Singapore shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and, accordingly, any legal action or proceedings arising out of or in connection with this Agreement (the "Proceedings") shall be brought in those courts and for this purpose, each party irrevocably submits to the jurisdiction of such courts.

20.3 Each Party hereto irrevocably waives any objection which it may at any time have to any Proceedings being commenced in the Singapore courts and any claim that any such court is not a convenient or appropriate forum.

20.4 Any process in any Proceedings anywhere may be served on any party by being delivered to or left for that party at its address for service of notices under Clause 19. Nothing shall affect the serving of process in any other manner permitted by law.

21. COUNTERPARTS

This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument.  Any Party may enter into this Agreement by signing any such counterpart and each counterpart may be signed and executed by the Parties and transmitted by fax and shall be as valid and effectual as if executed as an original.

AS WITNESS WHEREOF this Agreement has been executed under the hands of the duly authorised representatives of the Parties on the day and year first written.

The Vendor

Signed by	)
Ricky Ang Gee Hing	)	/s/ Ricky Ang Gee Hing
for and and on behalf of	)
SUN BUSINESS NETWORK LTD.	)

In the presence of:
/s/ John Li

Name : John Li
NRIC No. :
Designation :

The Purchaser

Signed by	)
Bruno Wu Zheng	)	/s/ Bruno Wu Zheng
for and on behalf of	)
SUN NEW MEDIA INC.	)

In the presence of:
/s/ John Li

Name : John Li
NRIC No. :
Designation :

SCHEDULE 1

(A) Target Businesses

  WINE & DINE (SINGAPORE EDITION)
  WINE & DINE (SHANGHAI EDITION)
  20 YEAR ADVERTISING RIGHT FOR CHINA BUSINESS POST (PRINT EDITION)
  CHINA BUSINESS POST (ONLINE EDITION)

(B) Target Companies
  Wide Angle Press Limited
  Golden Horse Management Limited
  The Observer Star Group Holdings Limited
  The Observer Star Publishing Global Limited
  The Observer Star (PRC) Limited
  Star Newspapers Limited
  United Business Newspaper Limited
  Intercontinental Advertising Limited

  Sun Global Marketing Network Ltd, being a company to be incorporated in the Cayman Islands by the Vendor prior to Completion

SCHEDULE 2

Form of Deed of Assignment

THIS DEED OF ASSIGNMENT (this "Deed") is made this day of 2005

BETWEEN:-

(1) SUN BUSINESS NETWORK LTD., (Company registration number 199407135Z), a company incorporated in Singapore and having its registered office at 50 Raffles Place, #29-00, Singapore Land Tower, Singapore 048623 (the "Assignor"); and

(2) SUN NEW MEDIA INC., a corporation incorporated in the State of Minnesota, United States of America and having its principal executive office at P.O. Box, 1142 South Diamond Bar Boulevard, Diamond Bar, CA 91765, California, United States of America (the "Asssignee").

(collectively referred to as the "Parties" and each a "Party").

WHEREAS :-

(A) The Assignor is in the business of publishing magazines and other publications and is the sole and unencumbered legal and beneficial proprietor of the Specified Marks and the Materials (both as defined below), which are used by the Vendor and its subsidiar(ies) to conduct the businesses of publishing newpapers, magazines and periodicals using the Specified Marks and the Materials (the "Target Businesses").

(B) The Assignor and the Assignee have entered into a sale and purchase agreement dated ___ October 2005 ("S&P Agreement") in which the Assignor had agreed to sell and the Assignee had agreed to acquire Specified Marks and the Materials, together with the Target Businesses and shares in certain subsidiaries of the Assignor. In furtherance of the S&P Agreement, the Assignor has agreed to assign to the Assignee the Specified Marks (together with the Materials) free from all Encumbrances (defined below) and to grant the Assignee the rights herein, on the terms set out under this Deed.

NOW THIS DEED WITNESSETH as follows:

1. INTERPRETATION

1.1 In this Agreement, unless the context otherwise requires, the following words and expressions shall have the following meanings:

"Assigned Intellectual Property"	shall have the meaning ascribed in Clause 2.1;
"Design"	means the overall design of the Specified Marks, including their titles, logos, cover designs, page designs, typography and the respective look and feel of their visual style;
"Encumbrances"

mean any claim, charge, mortgage, security, lien, option, pledge, assignment of receivables, debenture, equity, power of sale, hypothecation or other third party rights, right to acquire, retention of title, right of pre-emption, right of first refusal or security interest of any kind;

-23-
"Graphics"	mean any graphics, charts, diagrams, photographs and illustrations appearing in the Specified Marks;
"Marks"

means trade marks, service marks, magazine titles, names, words, signs, logos and/or devices or any derivatives or parts thereof or any words, logos or devices resembling the same including without limitation the specific rights and publications relating thereto;

"Materials"

means all archives provided by the Assignor to the Assignee, together with all proprietary contents and syndication, licensing or sale rights (whether in Singapore or elsewhere in the world) relating to the Text, Graphics and Design of the Specified Marks collectively or any of them, as the context requires provided that in relation to the publication titled "China Business Post (Online Edition)", "Materials" shall mean only the syndication, licensing or sale rights relating to the Text, Graphics and Design of the Specified Marks in relation thereto;

"Specified Marks"

mean all the magazine titles, trade marks, copyrights and names relating to the titles set out in Part A of Schedule 1 or any derivatives or parts thereof or any words, logos or devices resembling the same including without limitation the specific rights and publications relating thereto; save that in relation to the titles named "China Business Post (Print Edition)" and "China Business Post (Online Edition)", "Specified Marks" shall mean all the Vendor's rights under the license to use, publish, display and sell the said titles and any derivatives or parts thereof or any words, logos or devices resembling the same;

"Territory"	means the countries specified in Schedules 2 and 3, in respect of a Mark and any other country in which the Assignor and/or its subsidiary(ies) carries on business;
"Text"	means the text of the editorial (i.e. non-advertising material) comprised in the Specified Marks;
"Trade Mark Applications"	means all pending trade mark applications filed in the name of the Assignor in respect of the Specified Marks particularised in Schedule 3 and in the countries particularised in Schedule 3; and
-24-
"Trade Mark Registrations"	means all trade mark registrations owned by the Assignor in respect of the Specified Marks particularised in Schedule 2 and in the countries particularised in Schedule 2.

2. ASSIGNMENT

2.1 In consideration of the payment of the Consideration (as defined in the S&P Agreement) made by the Assignee to the Assignor under the S&P Agreement, receipt of which the Assignor hereby acknowledges, the Assignor hereby assigns to the Assignee TO HOLD the same unto the Assignee absolutely all its legal and beneficial rights, title and interests in and to:

(a) all the Specified Marks throughout the world and only where the same are owned by the Assignor;

(b) all the Trade Mark Registrations; and

(c) all the Trade Mark Applications, and all the benefits of the Trade Mark Applications, to the intent that upon such Trade Mark Applications or any of them being in order for registration this Deed shall operate to vest the same in the Assignee, together with the Materials and goodwill of the business relating to the goods and services in respect of which the Specified Marks, the Trade Mark Registrations and the Trade Mark Applications have been used (all such subject matter being collectively known as the "Assigned Intellectual Property"). For the avoidance of doubt, the parties agree that the aforesaid consideration is the sole and complete consideration for this Deed, and no other amounts are payable by the Assignee to the Assignor in respect of the Specified Marks and the Materials.

3. PERFECTION AND RECORDAL

3.1 The Assignor shall execute and lodge all documents, and do all acts required to effect the recordal of this Deed with any trade mark registry at the request and expense of the Assignee.

3.2 For the purposes of Clause 3.1 above and without prejudice to its generality, the Assignor hereby undertakes at the request and cost of the Assignee to sign and execute such formal assignment documents as may be required by any relevant trade marks registry in the form required by such trade mark registry.

3.3 The Assignor shall at the cost of the Assignee execute all documents, papers, forms and authorisations and depose to or swear all declarations or oaths which may be necessary for securing, perfecting, completing or absolutely vesting full right, title and interest to the Assigned Intellectual Property in favour of the Assignee or for conferring on the Assignee all rights of action in relation to any infringement or passing off by third parties at the date hereof.

3.4 Each Party hereto shall do (or cause to be done) all such acts and things whatsoever, and sign and execute (or cause to be signed or executed) all such deeds, instruments, transfers or other documents whatsoever, as may be necessary to give full effect to the provisions of this Deed and the transactions contemplated by it.

4. POWER OF ATTORNEY

4.1 The Assignor hereby irrevocably appoints the Assignee as its lawful attorney with full power and authority:

(a) to do and perform all acts and to execute and lodge all documents, which are or may be required to be done, performed, executed and lodged by the Assignor under Clause 3, in the place and stead of the Assignor; and

(b) to enforce in the name of the Assignor and/or in the place and stead of the Assignor, and to obtain and retain the full benefit of, any and all rights of action against any party in the Territory in relation to the Assigned Intellectual Property, which rights of action may have accrued to the Assignor prior to the execution of this Deed, including without any limitation, all rights of action in relation to any infringement or passing off, or any breach of contract, by third parties, and the Assignor hereby undertakes to confirm and ratify and be bound by any and all of the actions of the Assignee pursuant to this Clause, and such authority and appointment shall take effect as an irrevocable appointment.

5. MISCELLANEOUS

5.1 Subject to Clause 3.2, each Party shall bear its own legal and other costs and expenses incurred by it in connection with the preparation, negotiation and execution of this Deed and related documents.

5.2 This Deed shall be binding on and enure for the benefit of the successors and assigns of the respective Parties.

5.3 No waiver of any breach of this Deed shall be deemed to be a waiver of any other or of any subsequent breach. The failure of either Party to enforce at any time any of the provisions of this Deed shall in no way be interpreted as a waiver of such provision.

5.4 In the event that any or any part of the terms, conditions or provisions contained in this Deed or any Schedule attached or adopted hereto be determined invalid, unlawful or unenforceable to any extent, such terms, condition or provision shall be severed from the remaining terms, conditions and provisions which shall continue to be valid and enforceable to the fullest extent permitted by law.

6. RIGHTS OF THIRD PARTIES

The Parties hereto do not intend that any term of this Deed shall be enforceable, by virtue of the Contracts (Rights of Third Parties) Act (Chapter 53B) of Singapore, by any person who is not a party to this Deed.

7. NOTICES

7.1 All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by prepaid registered post or by telefax addressed to the intended recipient thereof at his or its address or telefax number set out below (or to such other address or telefax number as any Party may from time to time notify the others).

To the Assignor :	SUN BUSINESS NETWORK LTD.
Address :	371 Beach Road #03-18 Keypoint Singapore 199597
Fascimile No. :	+65 6292 1866
Attention :	Mr Ricky Ang Gee Hing

To the Assignee :	SUN NEW MEDIA INC.
Address :	22/f Sino Favour Centre No. 1 On Yip Street Chai Wan Hong Kong
Fascimile No. :	+852 2795 4964
Attention :	Dr Bruno Wu Zheng

7.2 Any such notice, demand or communication shall be deemed to have been duly served (if given or made by telefax) immediately or (if given or made by letter) 4 Business Days after posting and in proving the same it shall be sufficient to show that the envelope containing the same was duly addressed, stamped and posted.

8. GOVERNING LAW AND JURISDICTION

8.1 This Deed shall be governed by and construed in accordance with the laws of Singapore.

8.2 In relation to any legal action or proceedings arising out of or in connection with this Deed, each of the Parties hereto hereby irrevocably submits to the non-exclusive jurisdiction of the courts of Singapore.

9. COUNTERPARTS

This Deed may be executed in one or more counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart and each such counterpart shall constitute an original of this Deed but all the counterparts shall together constitute one and the same instrument.

SCHEDULE 1

Specified Marks

1. WINE & DINE (SINGAPORE EDITION)

2. WINE & DINE (SHANGHAI EDITION)

3. CHINA BUSINESS POST (ONLINE EDITION)

SCHEDULE 2

Trade Marks Registration

NO.	TRADE MARK	COUNTRY	APPLICATION NO.	CLASS

SCHEDULE 3

Trade Marks Application

NO.	TRADE MARK	COUNTRY	APPLICATION NO.	CLASS

IN WITNESS WHEREOF this Deed has been entered into the day and year first above written.

Assignor

The Common Seal of	)
SUN BUSINESS NETWORK LTD.	)
was hereunto affixed	)
in the presence of:-)

Director		Director/Secretary

Assignee

The Common Seal of	)
SUN NEW MEDIA INC.	)
was hereunto affixed	)
in the presence of:-)

Director		Director/Secretary